Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-236546 and 333-249727) pertaining to the Seventh Amended and Restated Owens-Illinois, Inc. Long Term Savings Plan of our report dated June 23, 2023, with respect to the financial statements and schedule of the Seventh Amended and Restated Owens-Illinois, Inc. Long Term Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Toledo, Ohio

June 23, 2023